Exhibit 10.1

Execution Version

THIS COMMITMENT AND TRANSACTION SUPPORT AGREEMENT IS NOT AND SHALL NOT BE DEEMED AN OFFER OR ACCEPTANCE WITH RESPECT TO ANY SECURITIES. ANY SUCH OFFER OR SOLICITATION WILL COMPLY WITH ALL APPLICABLE SECURITIES LAWS. NOTHING CONTAINED IN THIS COMMITMENT AND TRANSACTION SUPPORT AGREEMENT SHALL BE AN ADMISSION OF FACT OR LIABILITY OR, UNTIL THE OCCURRENCE OF THE SUPPORT EFFECTIVE DATE (AS DEFINED HEREIN), DEEMED BINDING ON ANY OF THE PARTIES TO THIS AGREEMENT ON THE TERMS DESCRIBED IN THIS AGREEMENT.

COMMITMENT AND TRANSACTION SUPPORT AGREEMENT

This COMMITMENT AND TRANSACTION SUPPORT AGREEMENT (together with all exhibits, schedules, and attachments hereto, as amended, supplemented, amended and restated, or otherwise modified from time to time in accordance with the terms hereof, this “Agreement”), dated as of April 2, 2023, is entered into by and among:

(i)	Sunlight Financial Holdings Inc., a Delaware corporation (“Holdings”), and Sunlight Financial LLC, a Delaware limited liability company (the “Borrower”) (each, a “Company Party” and collectively, the “Company” or the “Company Parties”);

(ii)	Cross River Bank (“CRB”), an FDIC-insured New Jersey state chartered bank;

Each Company Party and CRB is referred to as a “Party” and collectively, the “Parties.”

WHEREAS, the Parties have agreed to undertake the Transaction (as defined herein) on the terms and subject to the conditions set forth herein, including as set forth in the Transaction Term Sheet (as defined herein), which is the product of arm’s-length, good-faith discussions between the Parties and their respective advisors;

WHEREAS, the Parties desire to express to each other their mutual support and commitment in respect of the matters addressed in this Agreement and in the transaction term sheet attached hereto as Exhibit A (together with all term sheets, schedules, exhibits, and annexes attached thereto, and as may be modified in accordance with the terms hereof, the “Transaction Term Sheet”).

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

1.	Certain Definitions.

Capitalized terms used but not defined in this Agreement shall have the meanings ascribed to them in the Transaction Term Sheet.

As used in this Agreement, the following terms have the following meanings:

(a)            “Amended Loan Program Agreements” has the meaning assigned to such term in the Transaction Term Sheet.

(b)            “Bankruptcy Code” means title 11 of the United States Code, 11 U.S.C. §§ 101, et seq., as amended from time to time.

(c)            “Claim” means any right to payment, whether or not such right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured, or unsecured.

(d)            “Closing Date” means the date on which the Transaction is consummated.

(e)            “Commitment and Support Effective Date” means the date on (A) which the counterpart signature pages to this Agreement have been executed and delivered by each of the Parties hereto and (B) the Company Parties have paid in cash or reimbursed any and all reasonable and invoiced fees and out-of-pocket expenses of the CRB Advisors that were timely provided prior to March 31, 2023 in each case incurred pursuant to the representation of CRB in connection with this Agreement.

(f)            “Commitment and TSA Support Period” means the period commencing on the Commitment and Support Effective Date and ending on the earliest of (i) with respect to any Party, the date on which this Agreement is terminated in accordance with Section 6 hereof with respect to such Party, (ii) the Outside Closing Date, and (iii) the Closing Date.

(g)            “CRB Advisors” means Paul, Weiss, Rifkind, Wharton & Garrison LLP, Hunton Andrews Kurth LLP, and Piper Sandler.

(h)            “Definitive Documents” means the material agreements that are necessary to implement the Transaction, including, but not limited to: (A) the Amended Loan Program Agreements, (B) any documents related to the First Lien Secured Term Loan Credit Facility, (C) any documents related to the Warrants, (D) any other documents related to the amendment and/or restatement of the Organizational Documents of the Company required to implement the Transaction, and (E) such other related documents and ancillary agreements required to implement the Transaction.

(i)            “Existing Agreements” has the meaning assigned to such term in the Transaction Term Sheet.

(j)            “First Lien Secured Term Loan Facility” has the meaning assigned to such term in the Transaction Term Sheet.

(k)            “Governmental Authority” means any federal, state, local or other governmental authority having jurisdiction over any of the Company Parties.

(l)            “Organizational Documents” means (A) with respect to a corporation, the charter, articles or certificate of incorporation, as applicable, and bylaws thereof, (B) with respect to a limited liability company, the certificate of formation or organization, as applicable, and the operating or limited liability company agreement thereof, (C) with respect to a partnership, the certificate of formation and the partnership agreement, and (D) with respect to any other Person the organizational, constituent and/or governing documents and/or instruments of such Person.

(m)            “Outside Closing Date” means 5:00 p.m., prevailing Eastern Time, on April 21, 2023, or such later time as the Parties may mutually agree to in writing (email shall suffice).

(n)            “Person” means any “person” as defined in section 101(41) of the Bankruptcy Code, including any individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof or other entity.

(o)            “Securities Act” means the Securities Act of 1933, as amended.

(p)            “Independent Committee” means the independent committee of the board of directors of Holdings.

(q)            “Transaction” means all acts, events, and transactions contemplated by, required for, and taken to implement the transactions contemplated under this Agreement (including the Transaction Term Sheet and, for the avoidance of doubt, all other term sheets, schedules, exhibits, and annexes attached thereto), pursuant to the Definitive Documents, each in the singular and collectively, as applicable.

(r)            “Warrants” has the meaning assigned to such term in the Transaction Term Sheet.

2.	Transaction Term Sheet; Definitive Documents.

(a)            Transaction Term Sheet. The Transaction Term Sheet (and all schedules, annexes, and exhibits thereof) is expressly incorporated herein by reference and made part of this Agreement as if fully set forth herein. The Transaction Term Sheet, including the schedules, annexes, and exhibits thereto, sets forth certain material terms and conditions of the Transaction. Notwithstanding anything else in this Agreement to the contrary, in the event of any inconsistency between this Agreement and the Transaction Term Sheet (including the attachments thereto, as applicable), the Transaction Term Sheet (including the attachments thereto, as applicable) shall control.

(b)            Definitive Documents. The Definitive Documents remain subject to negotiation and completion. Each of the Definitive Documents shall (i) contain terms and conditions consistent in all material respects with this Agreement, including, for the avoidance of doubt, the Transaction Term Sheet, as amended, restated, amended and restated, supplemented or otherwise modified from time to time in accordance with Section 11 herein, and (ii) to the extent any matter is not addressed in the Transaction Term Sheet, that matter shall be addressed in form and substance reasonably acceptable to the Company and CRB.

3.	Agreement of CRB.

(a)            First Lien Secured Term Loan Financing Transaction and Commitment. CRB hereby commits to provide (including through its affiliated designee(s) or assignee(s)) to the Company on the Closing Date the First Lien Secured Term Loan Facility and enter into such other documents necessary to consummate, evidence, or implement the Transaction on the terms and conditions set forth in the Transaction Term Sheet.

(b)            Agreement to Support. During the Commitment and TSA Support Period, CRB agrees, subject to the terms and conditions hereof (including, for the avoidance of doubt, the termination rights under Section 6), to use commercially reasonable efforts to:

(i)             support the Transaction, to act in good faith and to timely (in no event later than the Outside Closing Date) take any and all actions reasonably necessary to consummate the Transaction in a manner consistent with this Agreement;

(ii)            not direct any Person to take any action inconsistent with CRB’s obligations under this Agreement, and, if such Person, at the direction of CRB in breach of this Agreement, takes any action inconsistent with CRB’s obligations under this Agreement, CRB shall direct such Person to cease, withdraw, and refrain from taking any such action;

(iii)            negotiate in good faith the Definitive Documents and, to the extent applicable, execute the Definitive Documents;

(iv)            not directly or indirectly, through any Person, take any action, including initiating (or encouraging any other Person to initiate) any legal proceeding, that is inconsistent with or that would reasonably be expected to prevent, interfere with, delay, or impede the consummation of the Transaction;

(v)            to the extent any legal or structural impediment arises that would prevent, hinder, or delay the consummation of the Transaction, negotiate in good faith appropriate additional or alternative provisions to address any such impediment (to the extent not prohibited by law or regulation applicable to CRB);

(vi)           obtain and deliver such approvals, consents, waivers, and documents as are necessary to authorize CRB’s or the Company’s consummation and implementation of the Transaction in accordance with this Agreement, including the Transaction Term Sheet, provided that it is not a breach of this Section 3(b)(vi) if CRB concludes in good faith that the concessions or adjustments required to obtain such approvals, consents, waivers, and documents are not acceptable1; and

(vii)           support and take all actions reasonably necessary or reasonably requested by the Company to confirm CRB’s support for, and facilitate the consummation of the Transaction (to the extent not prohibited by law or regulation applicable to CRB or requiring a material concession by CRB or adjustment of the Transaction).

1 Any required regulatory approval will not happen until the Closing Date.

(c)            Waiver by CRB. CRB shall waive during the Commitment and TSA Support Period the exercise of any and all rights and remedies against any of the Company Parties to which it is entitled as of the Commitment and Support Effective Date in contravention of this Agreement or that would reasonably be expected to prevent, interfere with, delay, or impede the consummation of the Transaction, whether at law, in equity, by agreement or otherwise, which are available to CRB in respect of any Claims as of the Commitment and Support Effective Date, in each case to the maximum extent permitted by law. If the Transaction is not consummated or if this Agreement is terminated for any reason (other than as a result of a willful breach of this Agreement by CRB), such waiver shall be of no further force or effect and CRB shall be entitled to any and all of its rights and remedies.

(d)            Preservation of Rights. Notwithstanding the foregoing, nothing in this Agreement, shall: (i) be construed to limit consent and approval rights provided in this Agreement, the Transaction Term Sheet, and the Definitive Documents; (ii) be construed to prohibit any Party from contesting whether any matter, fact, or thing is a breach of, or is inconsistent with, this Agreement; and (iii) constitute a waiver or amendment of any provision of any documents or agreements that give rise to any Party’s Claims.

4.	Agreements of the Company Parties.

(a)            Covenants. Each Company Party agrees that, for the duration of the Commitment and TSA Support Period, such Company Party shall (and shall cause its subsidiaries to):

(i)            support and use commercially reasonable efforts to consummate and complete the Transaction and take any actions necessary to consummate the Transaction in a manner consistent with this Agreement, as promptly as practicable, and in no event later than the Outside Closing Date;

(ii)            not, nor encourage any other person or entity to, take any action which would, or would reasonably be expected to, breach or be inconsistent with this Agreement or delay, impede, appeal, or take any other negative action, directly or indirectly, to interfere with the consummation or implementation of the Transaction and, if such person or entity takes any action inconsistent with any Company Party’s obligations under this Agreement, the Company Party shall direct and use commercially reasonable efforts to cause such person or entity to cease, withdraw, and refrain from taking any such action;

(iii)           prepare such proxy statements, information statements or other disclosure documents (collectively, “Proxy Documents”), with respect to solicitations of Holdings’ existing shareholders necessary or advisable to implement the Transaction, including providing any and all information reasonably required in connection therewith provided that the Proxy Documents (A) shall not be publicly distributed to Holdings’ existing shareholders without prior written consent of CRB as to the form and substance of such Proxy Documents and (B) shall not contain the Transaction Term Sheet;

(iv)           to the extent any legal or structural impediment arises that would prevent, hinder, or delay the consummation of the Transaction, negotiate in good faith appropriate additional or alternative provisions to address any such impediment;

(v)            provide prompt written notice (in accordance with Section 21 hereof) to CRB between the date hereof and the Closing Date of (A) receipt of any written notice from any Governmental Authority in connection with this Agreement or the Transaction; and (B) receipt of any written notice of any proceeding commenced, or, to the actual knowledge of the Company Parties, threatened against the Company Parties, that, if successful, would prevent or materially interfere with, delay, or impede the consummation of the Transaction;

(vi)            without limiting the generality of the foregoing, except as expressly contemplated by this Agreement or otherwise in the ordinary course of business consistent with past practice, each of the Company Parties shall not, without prior written consent of CRB, (A) amend its Organizational Documents, (B) combine or reclassify any shares of capital stock of the Holdings or declare, set aside, or pay any dividend or other distribution in respect of the capital stock of the Company, or redeem, repurchase or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any Company equity securities, (C) issue, deliver or sell, or authorize the issuance, delivery or sale of, any Company equity securities or amend any term of any Company equity security, or (D) enter into an agreement to do any of the foregoing; and

(vii)           from and after the date of this Agreement and during the Commitment and TSA Support Period, operate the business of the Company and its subsidiaries in a manner consistent in the ordinary course in a manner that is materially consistent with past practice.

5.	Conditions to Effectiveness of the Transaction.

(a)            Conditions to Closing. The closing of the Transaction and the obligations of the parties in connection therewith are subject to satisfaction of each of the following conditions:

(i)             (A) each Definitive Document and any other documentation necessary to consummate the Transaction (other than those documents permitted to be executed and delivered on a post-closing basis in accordance with the terms thereof) shall be in form and substance reasonably acceptable to, and have been executed and delivered by, each party thereto and (B) any conditions precedent related thereto shall have been satisfied or waived;

(ii)            this Agreement shall be in full force and effect;

(iii)           the conditions precedent to the Transaction Term Sheet and any Definitive Document shall have been satisfied or waived by the appropriate parties in accordance with their terms; and

(iv)           the Company Parties shall have paid in cash or reimbursed any and all reasonable and invoiced fees and out-of-pocket expenses of the CRB Advisors, in each case incurred pursuant to the representation of CRB in connection with the negotiation, implementation, and closing of the Transaction.

6.	Termination of Agreement.

(a)            This Agreement shall terminate as to all Parties or, if such termination arises under Section 6(e)(i) and (iv), CRB, upon the receipt of written notice to such Parties, delivered in accordance with Section 21 hereof, from the Company Parties at any time after and during the continuance of any Company Termination Event.

(b)            This Agreement shall terminate with respect to CRB upon delivery to the other Parties of written notice, delivered in accordance with Section 21 hereof, from CRB at any time after and during the continuance of a CRB Termination Event.

(c)            Notwithstanding any provision to the contrary in this Section 6, except with respect to a CRB Termination Event occurring under clause (vi) of the definition thereof, no Party may terminate this Agreement on account of a Company Termination Event or CRB Termination Event, as applicable, caused by such Party’s failure to perform or comply in all material respects with the terms and conditions of this Agreement or where such Party is otherwise in breach of this Agreement (in each case unless such failure to perform, failure to comply, or breach arises from another Party’s breach of this Agreement that would otherwise be a Company Termination Event or CRB Termination Event, as applicable).

(d)            A “Company Termination Event” shall mean any of the following:

(i)            the breach in any material respect by CRB of any of the undertakings, representations, warranties, or covenants set forth herein in any material respect that remains uncured for a period of five (5) business days after the receipt of written notice of such breach pursuant to Section 21 hereof (as applicable);

(ii)           the Independent Committee, boards of directors, or members (as applicable) of the Company Parties reasonably determines in good faith based upon the advice of outside counsel that continued performance under this Agreement or pursuit of the Transaction would be inconsistent with the exercise of its fiduciary duties under applicable law; provided, however, that in the event a Company Party desires to terminate this Agreement pursuant to this Section 6(e)(ii) (such right to terminate this Agreement pursuant to this Section 6(e)(ii), the “Fiduciary Out”),

(A)            the Company Party shall as soon as reasonably practicable, but in no event later than one day after the date of the Company Party’s determination to exercise the Fiduciary Out, provide advance written notice (email shall suffice) to CRB advising CRB that such Company Party intends to terminate this Agreement pursuant to the Fiduciary Out;

(B)            A Fiduciary Out pursuant to an alternative transaction shall not result in a termination of this Agreement unless, three (3) days prior to such termination (if practicable), CRB has been provided (x) the available documentation related to such alternative transaction provided by the Company Parties to the alternative transaction counterparty and (y) the good-faith opportunity to enter into a transaction with the Company Parties on the terms of such alternative transaction;

(iii)             the issuance by any Governmental Authority, including any regulatory authority or court of competent jurisdiction, of any ruling, judgment or order declaring this Agreement to be unenforceable, enjoining the consummation of a material portion of the Transaction or rendering illegal this Agreement or the Transaction, where such ruling, judgment or order has not been not stayed, reversed or vacated within twenty-five (25) calendar days after such issuance and where the Company has used commercially reasonable efforts to cause such ruling to be stayed, reversed, or vacated;

(iv)           if CRB (A) publicly announces its intention not to support the Transaction or (B) validly terminates this Agreement as to themselves pursuant to Section 6(b), in which case the Company can terminate as to CRB; and

(v)            if the Transaction shall not have been consummated by the Outside Closing Date.

Notwithstanding the foregoing, any of the dates or deadlines set forth in this Section 6 may be extended in writing by agreement of the Parties (email being sufficient), provided, for the avoidance of doubt, that the Outside Closing Date shall only be extended in accordance with the terms of Section 11 of this Agreement.

(e)            A “CRB Termination Event” shall mean any of the following:

(i)             the material breach by any Company Party of (A) any covenant contained in this Agreement or (B) any other obligations of the Company Parties set forth in this Agreement, and, in each case, such breach remains uncured for a period of five (5) business days after receipt of written notice thereof pursuant to Section 21 hereof (as applicable);

(ii)             the representations or warranties made by the Company will have been untrue in any material respect when made;

(iii)            the Definitive Documents and any amendments, modifications, or supplements thereto include terms that are materially inconsistent with the Transaction Term Sheet and are not otherwise reasonably acceptable to CRB, who has consent rights over the applicable Definitive Document in accordance with Section 2(b) hereof, and such event remains unremedied for a period of five (5) business days following the Company Parties’ receipt of notice pursuant to Section 21 hereof (as applicable);

(iv)            the issuance by any Governmental Authority, including any regulatory authority or court of competent jurisdiction, of any ruling, judgment or order declaring this Agreement to be unenforceable, enjoining the consummation of the Transaction, rendering illegal this Agreement or the Transaction, and either (A) such ruling, judgment or order has been issued at the request of or with the acquiescence of a Company Party, or (B) in all other circumstances, such ruling, judgment or order has not been not stayed, reversed or vacated within twenty (20) calendar days after such issuance;

(v)            the requirement by any Governmental Authority, including any regulatory authority, with ability to block the Transaction, of material modifications to Transaction as a condition to approval of the Transaction provided that (A) such requirement has not been lifted within fifteen (15) calendar days after such issuance, and (B) CRB has otherwise complied with the covenants in Section 3 regarding obtaining such approval;

(vi)            if any Company Party validly terminates this Agreement as to themselves pursuant to Section 6(b);

(vii)           if the Company Parties fail to pay in cash current invoiced reasonable fees and out-of-pocket expenses of the CRB Advisors, in each case incurred pursuant to the representation of CRB in connection with the negotiation, implementation, and closing of the Transaction; and

(viii)          if the Transaction shall not have been consummated on or before the Outside Closing Date.

(f)            Mutual Termination. This Agreement may be terminated by mutual agreement of each Party upon the receipt of written notice delivered in accordance with Section 21 hereof.

(g)            Automatic Termination. This Agreement shall terminate automatically, without any further action required by any Party, upon:

(i)             the filing or commencement of any proceeding relating to any of the Company Parties under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation law of any jurisdiction, the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator or similar official of any of the Company Parties or of any substantial part of their property;

(ii)             the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator or similar official of any of the Company Parties or of any substantial part of their property;

(iii)            the making by any of the Company Parties of an assignment for the benefit of creditors or the admission by any of the Company Parties in writing of its inability to pay its debts generally as they become due; and

(iv)            the occurrence of the Closing Date.

For the avoidance of doubt, the termination events outlined in this Section 6 shall not survive the Closing Date.

(h)            Effect of Termination. Upon the termination of this Agreement as to a Party in accordance with this Section 6, if the Transaction has not been consummated, and except as provided in Section 15 hereof, this Agreement shall forthwith become void and of no further force or effect as to such Party and such Party shall, except as provided otherwise in this Agreement, be immediately released from its liabilities, forbearances, obligations, commitments, undertakings and agreements under or related to this Agreement and shall have all the rights and remedies that it would have had and shall be entitled to take all actions, whether with respect to the Transaction or otherwise, that it would have been entitled to take had it not entered into this Agreement, including all rights and remedies available to it under applicable law and any applicable agreements (including, for the avoidance of doubt, the Existing Agreements); provided, however, that, in no event shall any such termination relieve a Party from liability for its breach or non-performance of its obligations hereunder prior to the date of such termination.

(i)            Break Fee. Upon the termination of this Agreement by the Company Parties pursuant to a Fiduciary Out, the Company Parties shall pay in cash to CRB an amount equal to (A) the CRB Fees from December 2022 through and including the date of such termination and (B) the invoiced fees and out-of-pocket expenses of the CRB Advisors incurred pursuant to the representation of CRB in connection with this Agreement or the Transaction.

(j)            If the Transaction has not been consummated prior to the date of termination of this Agreement, nothing herein shall be construed as a waiver by any Party of any or all of such Party’s rights and the Parties expressly reserve any and all of their respective rights. Pursuant to Federal Rule of Evidence 408 and any other applicable rules of evidence, this Agreement and all negotiations relating hereto shall not be admissible into evidence in any proceeding other than a proceeding to enforce its terms.

7.	Definitive Documents; Good Faith Cooperation; Further Assurances.

Subject to the terms and conditions described herein, during the Commitment and TSA Support Period, each Company Party, severally and jointly, and CRB hereby covenant and agree to reasonably cooperate with the other Parties in good faith in connection with, and shall exercise commercially reasonable efforts with respect to the pursuit, approval, implementation, and consummation of the Transaction pursuant to the Transaction Term Sheet, as well as the negotiation, drafting, execution (to the extent such Party is a party thereto), and delivery of the Definitive Documents. Furthermore, subject to the terms and conditions hereof, during the Commitment and TSA Support Period, CRB shall use reasonable efforts to take such action as may be reasonably necessary or reasonably requested by the Company Parties to carry out the purposes and intent of this Agreement, including the making and filing of any required regulatory filings, and shall refrain from taking any action that would frustrate the purpose and intent of this Agreement, provided that this Section 7 shall not limit the right of CRB to exercise any right or remedy provided for in this Agreement.

8.	Representations and Warranties.

(a)            CRB and each Company Party, severally and jointly, represent and warrant to the other Parties that the following statements are true, correct and complete as of the date hereof:

(i)             such Party is validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, and has all requisite corporate, partnership, limited liability company or similar authority to enter into this Agreement and carry out the transactions contemplated hereby and perform its obligations contemplated hereunder, and the execution and delivery of this Agreement and the performance of such Party’s obligations hereunder have been duly authorized by all necessary corporate, limited liability company, partnership or other similar action on its part;

(ii)             the execution, delivery and performance by such Party of this Agreement does not and will not (A) violate any material provision of law, rule or regulation applicable to it or, as applicable, any of its subsidiaries or its charter or bylaws (or other similar governing documents) or those of any of its subsidiaries or (B) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any material contractual obligation to which it or, as applicable, any of its subsidiaries is a party, other than any default contemplated by the Transaction;

(iii)             the execution, delivery and performance by such Party of this Agreement does not and will not require any material (A) registration or filing with, (B) consent or approval of, (C) notice to, or (D) other action, for, with or by, any federal, state or Governmental Authority or regulatory body;

(iv)            this Agreement is the legally valid and binding obligation of such Party, enforceable against it in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability;

(v)            such Party (A) is a sophisticated party with respect to the subject matter of this Agreement and the transactions contemplated hereby, (B) has adequate information concerning the matters that are the subject of this Agreement and the transactions contemplated hereby, (C) has such knowledge and experience in financial and business matters of this type that it is capable of evaluating the merits and risks of entering into this Agreement and of making an informed investment decision, and has independently and without reliance upon any warranty or representation by, or information from, any other Party or any officer, employee, agent or representative thereof, of any sort, oral or written, except the warranties and representations expressly set forth in this Agreement, and based on such information as such Party has deemed appropriate, made its own analysis and decision to enter into this Agreement and the transaction contemplated hereby, and (D) acknowledges that it has entered into this Agreement voluntarily and of its own choice and not under coercion or duress; and

(vi)            with respect to the Company, such Party is not aware of the occurrence of any event, fact or circumstance that, due to any fiduciary or similar duty to any other Person, would prevent it from taking any action required of it under this Agreement.

(b)            CRB represents and warrants to the other Parties that it (i) is an accredited investor (as such term is defined in Rule 501(a) of Regulation D promulgated under the Securities Act), (ii) understands that any securities to be acquired by it (if any) pursuant to the Transaction have not been registered under the Securities Act and that such securities are being offered and sold pursuant to the exemption from registration pursuant to Regulation D promulgated under the Securities Act, based in part upon CRB’s representations, as applicable, contained in this Agreement and cannot be sold unless subsequently registered under the Securities Act or an exemption from registration is available, (iii) has such knowledge and experience in financial and business matters that CRB is capable of evaluating the merits and risks of the securities to be acquired by it (if any) pursuant to the Transaction and understands and is able to bear any economic risks with such investment, (iv) is acquiring any securities to be acquired by it (if any) pursuant to the Transaction for its own account, for investment purposes only and not with a view to any distribution thereof that would not otherwise comply with the Securities Act and (v) did not decide to acquire any securities to be acquired by it (if any) pursuant to the Transaction as a result of any general solicitation or general advertising within the meaning of Rule 502 of Regulation D promulgated under the Securities Act.

9.	Disclosure; Publicity.

No Party shall use the name of any other Party in any press release without each such Party’s prior written consent. Nothing contained herein shall be deemed to waive, amend or modify the terms of any confidentiality or nondisclosure agreement between the Company Parties and CRB.

10.	Tax Structure.

The Company Parties and CRB will cooperate in good faith to structure the Transaction in a tax-efficient manner; provided that such structure shall be reasonably acceptable to the Company Parties and CRB.

11.	Amendments and Waivers.

This Agreement, including any exhibits or schedules hereto, may not be waived, modified, amended or supplemented except with the written consent of each Party.

12.	Effectiveness.

This Agreement shall become effective and binding upon each Party upon the execution and delivery by such Party of an executed signature page hereto and shall become effective and binding on all Parties on the Commitment and Support Effective Date.

13.	Governing Law; Jurisdiction; Waiver of Jury Trial.

(a)            This Agreement shall be construed and enforced in accordance with, and the rights of the Parties shall be governed by, the law of the State of New York, without giving effect to the conflict of laws principles thereof.

Each of the Parties irrevocably agrees that any legal action, suit or proceeding arising out of or relating to this Agreement brought by any Party or its successors or assigns shall be brought and determined in any federal or state court in the Borough of Manhattan in the State of New York, and, in the event the Company becomes the subject of any bankruptcy cases under chapter 11 of title 11 of the United States Code, the presiding bankruptcy court, and each of the Parties hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such proceeding arising out of or relating to this Agreement or the Transaction. Each of the Parties agrees not to commence any proceeding relating hereto or thereto except in the courts described above, other than proceedings in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court as described herein. Each of the Parties further agrees that notice as provided herein shall constitute sufficient service of process and the Parties further waive any argument that such service is insufficient. Each of the Parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any proceeding arising out of or relating to this Agreement or the Transaction, (i) any claim that it is not personally subject to the jurisdiction of the courts in New York as described herein for any reason, (ii) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) that (A) the proceeding in any such court is brought in an inconvenient forum, (B) the venue of such proceeding is improper or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

(b)            EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY (I) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (II) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

14.	Specific Performance/Remedies.

It is understood and agreed by the Parties that money damages would not be a sufficient remedy for any breach of this Agreement by any Party and each non-breaching Party shall be entitled to specific performance and injunctive or other equitable relief. Each Party also agrees that it will not seek, and will waive any requirement for, the securing or posting of a bond in connection with any Party seeking or obtaining such relief.

15.	Survival.

Notwithstanding the termination of this Agreement pursuant to Section 6 hereof, the agreements and obligations of the Parties in this Section 15, and Sections 6(h), 6(i), 6(j), 8, 9, 13, 14, 16, 17, 18, 19, and 22 shall survive such termination and shall continue in full force and effect in accordance with the terms hereof; provided, however, that any liability of a Party for failure to comply with the terms of this Agreement shall survive such termination.

16.	Headings

The headings of the sections, paragraphs and subsections of this Agreement are inserted for convenience only and shall not affect the interpretation hereof or, for any purpose, be deemed a part of this Agreement.

17.	Successors and Assigns; Severability; Several Obligations.

This Agreement is intended to bind and inure to the benefit of the Parties and their respective successors, permitted assigns, heirs, and executors. If any provision of this Agreement, or the application of any such provision to any Person or circumstance, shall be held invalid or unenforceable in whole or in part, such invalidity or unenforceability shall attach only to such provision or part thereof and the remaining part of such provision hereof and this Agreement shall continue in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon any such determination of invalidity, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a reasonably acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible. The agreements, representations, and obligations of the Parties are, in all respects, ratable and several and neither joint nor joint and several.

18.	No Third-Party Beneficiaries.

Unless expressly stated herein, this Agreement shall be solely for the benefit of the Parties (and their respective successors, permitted assigns, heirs, and executors) and no other Person shall be a third-party beneficiary hereof.

19.	Prior Negotiations; Entire Agreement.

This Agreement, including the exhibits and schedules hereto (including the Transaction Term Sheet) constitutes the entire agreement of the Parties, and supersedes all other prior negotiations, with respect to the subject matter hereof and thereof, except that the Parties acknowledge that any confidentiality agreements (if any) heretofore executed between the Company Parties, on the one hand, and CRB, on the other hand, as applicable, shall continue in full force and effect; provided that, in the event of a conflict between this Agreement and the Transaction Term Sheet, the Transaction Term Sheet shall control in all respects.

20.	Counterparts.

This Agreement may be executed in counterparts, each of which shall be deemed to be an original, and all of which together shall be deemed to be one and the same agreement, with the effect as if all Parties had signed the same agreement. Execution copies of this Agreement may be delivered by electronic mail in portable document format (pdf), which shall be deemed to be an original for the purposes of this paragraph.

21.	Notices.

All notices hereunder shall be deemed given if in writing and delivered, if contemporaneously sent by electronic mail, by overnight courier or by registered or certified mail (return receipt requested) to the following addresses:

(a)            If to the Company Parties:

Sunlight Financial Holdings Inc.

234 W. 39th Street, 7th Floor

New York, New York 10018

Attention: General Counsel

Email: notices@sunlightfinancial.com

with a copy to (which shall not constitute notice):

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, NY 10153

Attention: Ray C. Schrock

   Alexander Welch

Email:	Ray.Schrock@weil.com

  Alexander.Welch@weil.com

(b)            If to CRB:

Cross River Bank

2115 Linwood Avenue

Fort Lee, New Jersey 07024-5020

Attention: Arlen W. Gelbard, Esq. – agelbard@crossriver.com

Attention: Legal Notices – legal@crossriver.com

with a copy to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 6th Avenue

New York, New York 10019

Attention:	Alice Eaton
Sung Pak

Email:	aeaton@paulweiss.com
spak@paulweiss.com

Any notice given by delivery, mail or courier shall be effective when received. Any notice given by electronic mail shall be effective upon transmission.

22.	Reservation of Rights; No Admission.

(a)            Nothing contained herein shall limit the ability of any Party to consult with other Parties so long as such consultation or appearance is consistent with such Party’s obligations hereunder.

(b)            Except as expressly provided in this Agreement, nothing herein is intended to, or does, in any manner waive, limit, impair, or restrict the ability of each of the Parties to protect and preserve its rights, remedies, and interests, including its Claims against any of the other Parties (or their respective affiliates or subsidiaries). This Agreement, including the Transaction Term Sheet, is part of a proposed settlement of matters that could otherwise be the subject of litigation among the Parties. Pursuant to Rule 408 of the Federal Rules of Evidence and any other applicable rules of evidence, and any other applicable law, foreign or domestic, this Agreement and all negotiations relating hereto shall not be admissible into evidence in any proceeding other than a proceeding to enforce its terms. This Agreement shall in no event be construed as or be deemed to be evidence of an admission or concession on the part of any Party of any claim or fault or liability or damages whatsoever. Each of the Parties denies any and all wrongdoing or liability of any kind and does not concede any infirmity in the claims or defenses which it has asserted or could assert.

23.	No Offer; Representation by Counsel; Adequate Information.

(a)            This Agreement is not and shall not be deemed an offer with respect to the issue or sale of securities to any person or entity, or the solicitation of an offer to acquire or buy securities, in any jurisdiction where such offer or solicitation would be unlawful.

(b)            Each Party acknowledges that it has had an opportunity to receive information from the Company Parties and that it has been, or is part of a group that has been, or has had an opportunity to be, represented by counsel in connection with this Agreement and the transactions contemplated hereby. Accordingly, any rule of law or any legal decision that would provide any Party with a defense to the enforcement of the terms of this Agreement against such Party based upon lack of legal counsel shall have no application and is expressly waived.

24.	Time is of the Essence.

The Parties acknowledge and agree that time is of the essence and that they must each use commercially reasonable efforts to effectuate and consummate the Transaction as soon as reasonably practicable.

[Signature Pages to Follow]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and, as applicable, delivered by their respective duly authorized officers, solely in their respective capacities as officers of the undersigned and not in any other capacity, as of the date first set forth above.

SUNLIGHT FINANCIAL HOLDINGS INC.

By:	/s/ Matthew Potere
Name:	Matthew Potere
Title:	Chief Executive Officer

SUNLIGHT FINANCIAL LLC

By:	/s/ Matthew Potere
Name:	Matthew Potere
Title:	Chief Executive Officer

CROSS RIVER BANK

By:	/s/ Gilles Gade

Name:	Gilles Gade
Title:	Chief Executive Officer

CROSS RIVER BANK

By:	/s/ Arlen Gelbard

Name:	Arlen Gelbard
Title:	General Counsel

Exhibit A

Transaction Term Sheet

AMENDMENTS TO LOAN PROGRAM AGREEMENTS
BETWEEN CROSS RIVER BANK AND Sunlight Financial LLC;
first lien SECURED TERM LOAN TO SUNLIGHT FINANCIAL LLC.

TERM SHEET

April 2, 2023

I.	Amendments to Loan Program Agreements

Non-binding Term Sheet. This Term Sheet is not binding, is intended as an outline for discussion purposes only, and does not purport to summarize all of the conditions, covenants, representations, warranties, and other provisions that would be contained in definitive legal documentation for (a) the Loan Program Agreements (as amended pursuant to this Term Sheet, the “Amended Loan Program Agreements”) between Cross River Bank and Sunlight Financial LLC and (b) the First Lien Secured Term Loan Facility (as defined below) provided by Cross River Bank to Sunlight Financial LLC. Any commitment by Cross River Bank will be subject only to confirmatory due diligence. Unless otherwise defined in this Term Sheet, capitalized terms used herein shall have the meanings ascribed to them in the Existing Agreements.

Lender & Party to Loan Program Agreement:	Cross River Bank, or any of its affiliates (“Cross River” or “CRB”) and other lenders mutually agreed upon by CRB and the Company (collectively the “Lenders,” each a “Lender”).

Borrower & Party to Loan Program Agreement:	Sunlight Financial LLC, a Delaware limited liability company (“Sunlight” or the “Company”).

Loan Program Amendments:	Cross River proposes the following amendments to (a) that certain First Amended and Restated Loan Program Agreement, dated as of February 12, 2018 (as previously amended, restated, supplemented, or otherwise modified from time to time, the “Solar Program Agreement”), (b) that certain Amended and Restated Loan Sale Agreement, dated as of February 12, 2018 (as previously amended, restated, supplemented, or otherwise modified from time to time, the “Solar Loan Sale Agreement”; the Solar Loan Sale Agreement, together with the Solar Program Agreement, the “Solar Agreements” and each a “Solar Agreement”), (c) that certain Home Improvement Loan Program Agreement, dated as of January 29, 2019 (as previously amended, restated, supplemented, or otherwise modified from time to time, the “HI Program Agreement”; the HI Program Agreement, together with the Solar Program Agreement, the “Program Agreements”), and (d) that certain Loan Sale Agreement, dated as of November 19, 2020 (as previously amended, restated, supplemented, or otherwise modified from time to time, the “HI Loan Sale Agreement”; the HI Loan Sale Agreement, together with the HI Program Agreement, the “HI Agreements” and each a “HI Agreement”; the HI Agreements, together with the Solar Agreements, the “Existing Agreements” and each an “Existing Agreement”), collectively the “Loan Program Agreements”:

(a)   The Company shall establish a pricing and capital markets committee (the “Pricing and Capital Markets Committee”) responsible for setting dealer discounts, interest rates, capital markets activity, policies relating to hedging, and other terms related to the Company’s loan products and executing any sales of Loans held by CRB pursuant to the Amended Loan Program Agreements.  CRB shall have observer rights and a right to attend all meetings held by the Pricing and Capital Markets Committee, subject to exclusions where CRB is the purchaser.

(b)   The Company shall submit all requests for credit approvals through Arix for confirmation by Cross River, along with all data that the Company used to extend such request for approval.

(c)    The Bank Cap shall be modified according to the following table:

Period	Bank Cap
Month ending April 30, 2023	Waived
Month ending May 31, 2023	$650 million
Months ending June 30, 2023 and July 31, 2023	$550 million
Months ending August 31, 2023, September 30, 2023 and October 31, 2023	$500 million
Month ending November 30, 2023 and each month thereafter	$400 million (plus up to $100 million of additional capacity, subject to the Company posting 5% of such additional capacity as Cash collateral at CRB)

The Bank Cap shall be tested on the last day of each calendar month. For purposes of the test, the amount of Loans shall be reduced, at the Company’s election, to reflect Loan sales executed during the seven (7) Business Days following the last day of such calendar month (a “Grace Period Election”). The Company shall be entitled to six (6) Grace Period Elections in any twelve-month period.

(d) The maximum Loan Purchase Trigger Date related to each Loan held on Cross River’s balance sheet pursuant to the Solar Loan Agreements shall be modified according to the following table.

Period	Maximum Loan Purchase Trigger Date
Period of 180 days following the effective date of amendments outlined in this agreement	360 days following the funding of such Loan, subject to a $10 million basket
Period beginning 181 days following the effective date and thereafter	210 days following the funding of such Loan, subject to a $10 million basket

(e) The Tier Charge shall be modified according to the following table, provided that Monthly Fees accrued during the period beginning on the earlier of (i) the closing date (the “Closing Date”) and (ii) April 1, 2023, and ending on June 30, 2023, shall be payable in additional Tranche 1 Loans (as defined below).

Tier	Average Aggregate Unpaid Balance	Tier Charge
Tier 1	[TEXT REDACTED]	[TEXT REDACTED]
Tier 2	[TEXT REDACTED]	[TEXT REDACTED]
Tier 3	[TEXT REDACTED]	[TEXT REDACTED]
Tier 4	[TEXT REDACTED]	[TEXT REDACTED]

(f) The Company shall use best efforts to amend the Servicing Agreement[1] on or before July 1, 2023 to cause the Servicer to remit all cash amounts associated with interest payments and Dealer Discounts as well as repayments and prepayments of principal associated with Loans originated under the Amended Loan Program Agreements into an account held by Cross River promptly upon receipt from the related Borrower and otherwise consistent with market practice for such arrangements. Upon receipt by such amounts by CRB, the parties will reconcile amounts and promptly remit or release amounts owed to the appropriate party. From the Closing Date through June 30, 2023, the Company shall remit cash amounts associated with interest payments and Dealer Discounts as well as repayments and prepayments of principal associated with Loans originated pursuant to the Amended Loan Program Agreements in accordance with existing practice.

“Monthly Fees” shall mean, for any Loan, a monthly fee calculated on the last day of each month equal to the product of (a) the sum of (i) the greater of average trailing 1 Month SOFR over the course of the month on the Rate Transition Date (expressed as basis points) and the Minimum SOFR Rate (expressed as basis points), plus (ii) the applicable Tier Charge (expressed as basis points), multiplied by (b) the average Cost Basis for such Loan during the month. The Monthly Fees shall replace the Daily Fees defined in the Loan Program Agreements.

(g)   Effective on the Closing Date and continuing until full repayment to CRB of all outstanding obligations, the Company shall provide CRB with a pari passu first lien security interest in all assets of the Company as defined in the Liens section of the Secured Term Loan (as defined below).

1 The “Servicing Agreement” means the Master Services Agreement dated January 13, 2020, between Cross River, Sunlight, and Turnstile Capital Management, LLC (the “Servicer”).

(h) CRB shall waive (i) any defaults arising from providing annual audited financial statements for fiscal year 2022 with a “going concern” or like qualification and any other potential defaults in connection therewith and (ii) any existing defaults that are continuing under the Loan Program Agreements.

(i) The Amended Loan Program Agreements shall have an initial term expiring on the Maturity Date (as defined below), which shall automatically renew as set forth in the Existing Agreements.

(j) All substantive protections in Loan Program Agreements shall continue to apply but shall not be otherwise inconsistent with the transactions contemplated by this Term Sheet.

II.	First Lien Secured Term Loan

Facility:	Secured first lien term loan facility (the “Facility” or the “First Lien Secured Term Loan Facility”) to consist of loan commitments for two tranches of loans providing for Tranche 1 Loans and Tranche 2 Loans (each as defined below). The Facility, and all other obligations of Sunlight to CRB now existing or hereafter arising under the Amended Loan Program Agreements or any other Program Document (the “Obligations”), shall be secured by a first lien perfected security interest in all of the Company’s assets.

Guarantors:	The Facility shall be guaranteed on the same basis as the Loan and Security Agreement dated as of April 26, 2021 (the “SVB Revolver”) or as otherwise agreed by the Company and CRB.

Maturity Date:	The thirty month anniversary (September 30, 2025) of the closing of the Facility (the “Maturity Date”).

Facility Amount:

The Facility shall provide loan commitments under two sub- facilities as follows: (a) the Tranche 1 Facility, which shall consist of: (i) loans in an aggregate amount equal to $17 million to be funded on the closing date, the proceeds of which are earmarked for, and shall be used by the Company to contemporaneously repay all remaining obligations outstanding under the SVB Revolver (and, any remaining amounts in excess of such repayment, will be available to pay expenses and/or fund operations of the Company for general corporate purposes); (ii) loans in an aggregate amount equal to approximately $15 million[2] deemed incurred on the closing date, which will be earmarked to satisfy in the ordinary course fees and interest accrued pursuant to the Loan Program Agreements (“CRB Fees”) from and including January 2023 through and including the Closing Date (and, together with a $4.1 million cash payment to be made by the Company prior to the Closing Date, will be deemed to satisfy and pay in full all CRB Fees accrued through the closing date); (iii) additional loans in an amount equal to CRB Fees accruing from the Closing Date through and including June 30, 2023 which loans are earmarked to satisfy each monthly payment, with such payment deemed to be made contemporaneously on the date such CRB Fees are due in an amount equal to the CRB fees due on such date; provided that the aggregate principal amount of all such loans, together with loans incurred pursuant to clauses (i) and (ii) above, shall not exceed $38.8 million (the “Total Expected Tranche 1 Draws”); and (iv) additional loans in an aggregate amount equal to, and which are earmarked to satisfy, all capitalized interest and fees in respect of the foregoing loans deemed funded contemporaneously on each interest payment date after the closing date (collectively, the “Tranche 1 Loans”); and (b) the Tranche 2 Facility, which shall consist of: (i) loans in an aggregate amount equal to, and which are earmarked to satisfy, [TEXT REDACTED – REFERS TO AMOUNTS PAYABLE BY THE COMPANY TO CRB RELATING TO SALES OF LOANS UNDER THE LOAN PROGRAM AGREEMENTS, WHICH AMOUNTS ARE BEING FINANCED BY CRB UNDER THE TRANCHE 2 FACILITY] (and each such incurrence shall be deemed to constitute a repayment in full and satisfaction of the applicable [TEXT REDACTED] under the Loan Program Agreements); provided that the aggregate principal amount of such loans shall not exceed $49.8 million (the “Maximum [TEXT REDACTED]”) and (ii) additional loans in an aggregate amount equal to, and which are earmarked to satisfy, all capitalized interest and fees in respect of the foregoing loans deemed funded on the closing date or contemporaneously on any subsequent [TEXT REDACTED], as applicable (collectively, the “Tranche 2 Loans” and together with the Tranche 1 Loans, the “Facility Loans”).[3]

The aggregate principal outstanding amount of loans under the Facility (including capitalized or accrued and unpaid interest and any fees, the Upfront Fee and the Unused Fee) shall not exceed $100.0 million (“Total Expected Facility Amount”).

[TEXT REDACTED][4]

2 The Company and CRB will work in good faith to reconcile January 2023 through Closing Date daily fees, inclusive of any mutually agreed credits which the Company estimates to be $1.7 million.

3 [Text Redacted]

4 [Text Redacted]

Upfront Fee:	Three percent (3.0%) of the Total Expected Tranche 1 Draws and Maximum Deferred Loan Sale Proceeds, payable upon the closing date of the Facility in kind and added to the outstanding amount of applicable Facility Loans.

Interest Rate:

Tranche 1: [TEXT REDACTED] plus the greater of (i) SOFR and (ii) [TEXT REDACTED] per annum (the “Tranche 1 Interest Rate”) payable in kind on a monthly basis for the first nine (9) months of the term of the Facility and payable half in cash and half in kind on a monthly basis thereafter.

Tranche 2: [TEXT REDACTED] per annum (the “Tranche 2 Interest Rate”), payable in kind on a monthly basis for the first nine (9) months of the term of the Facility and payable half in cash and half in kind on a monthly basis thereafter.

Unused Fee:	The “Unused Fee” shall equal the Tranche 2 Interest Rate, as applied to the difference between (a) the Maximum Covered Loan Sale Amount minus the aggregate amount of any commitment reductions with respect to Tranche 2 Loans since the closing date and (b) the aggregate principal amount of Tranche 2 Loans incurred to fund CRB Fees then outstanding, payable monthly in kind and added to the outstanding amount of Tranche 2 Loans under the Facility.

Amortization:	No scheduled principal payments shall be due until the first anniversary of the Closing Date. Commencing on the first anniversary of the Closing Date, the Company shall make equal monthly principal payments in an amount equal to 4% of the aggregate amount of Facility Loans funded or deemed funded through the first anniversary of the Closing Date. On the Maturity Date, all remaining unpaid amounts of principal and interest shall be repaid in full.

Mandatory Prepayment:

The Company will be required to prepay the Facility in full upon a liquidation, winding up, change of control, merger, sale of all or substantially all of the assets of the Company or any Guarantor, or a transaction that results in the Company or Sunlight Financial Holdings Inc. becoming privately held.

An amount equal to (x) 50% of the Company’s Discretionary Cash (as defined below) and cash equivalents in excess of $60 million and (y) 100% of the Company’s Discretionary Cash and cash equivalents in excess of $80 million, in each case, tested on the third Friday of each month (less any cash interest payments and amortization payments under the Facility that will be made at the end of such month) and payable two weeks after such test date, which shall be applied to prepay loan amounts outstanding under the Facility (with application made first to upcoming amortization payments in order of maturity). To the extent the Company issues or incurs any common or preferred equity (or junior financing) after the Closing Date, the respective threshold set forth in clause (y) above shall be increased by an amount equal to 75% of the proceeds of such equity or other junior financing.

“Discretionary Cash” shall be defined in a manner consistent with the discretionary cash as presented in financial information provided to CRB prior to the Closing Date).

Mandatory prepayments may be allocated to Tranche 1 Loans and Tranche 2 Loans at the option of the Company.

Optional Prepayment:	The Company may, at its option, prepay the Facility Loans and/or permanently reduce and terminate unused loan commitments, in each case, in part or full at any time prior to the Maturity Date with no penalties; which prepayments and/or commitment reductions may be allocated to Tranche 1 Loans and/or Tranche 2 Loans at the option of the Company.

Priority:	The Facility and all other obligations of the Company and the Guarantors to CRB under the Facility and the Program Documents shall constitute senior obligations of the Company and any Guarantor.

Liens:	On the Closing Date, the Company and each Guarantor will grant to the Lenders a security interest in all assets of the Company and each such Guarantor. The Facility will permit customary permitted liens and limited baskets to be agreed.

Warrants:

Sunlight Financial Holdings Inc. shall issue to CRB Group, Inc. (“CRB Group”) equity warrants (the “Warrants”) entitling CRB Group or its designees to purchase common shares in Sunlight Financial Holdings Inc. (the “Warrant Interests”) representing 19.9% of the lower of (i) the outstanding voting power of Sunlight Financial Holdings Inc. before issuance of the Warrants or (ii) the outstanding shares of common stock of Sunlight Financial Holdings Inc. before issuance of the Warrants (such lower amount, the “Common Stock Interests”), of which the portion of the Warrant Interests representing 10.0% of the Common Interests shall vest as of the Closing Date, and the remaining portion of Warrant Interests representing up to 9.9% of the Common Interests shall vest in equal increments on a monthly basis commencing on the date that is one month after the Closing Date and ending on the earliest of (x) the date that is ten months after the Closing Date, (y) the payment in full of the Facility and (z) the occurrence of a “change of control” transaction.

The Warrants shall be exercisable at any time, in whole or in part, by the holders thereof at an exercise price equal to $0.01 per Warrant. The Warrants shall be to purchase common stock, and shall be reasonably acceptable to CRB Group and contain all of the rights and protections customary for a financing of this nature, including, but not limited to:

▪    customary anti-dilution protections for share splits/combinations, dividends and recapitalizations; and

▪    net cashless exercise.

Additionally, the Warrants shall be subject to final review and approval by CRB Group’s investment committee and shall include such standard protective terms and conditions as reasonably requested by CRB Group relative to its status as a bank holding company. CRB Group shall be permitted to transfer all or any part of the Warrants, or any Warrant Interests issued upon the exercise thereof, to one or more third parties (which may be affiliates of Lender or Sunlight Financial Holdings Inc.) to the extent that CRB Group determines that any such transfer is necessary to comply with the regulations applicable to CRB Group in light of its status as a bank holding company.

Sunlight Financial Holdings, Inc. shall at all times (during the terms of the Warrants) after closing reserve for future issuances a number of shares of common stock of Sunlight Financial Holdings Inc. sufficient to accommodate the exercise of the Warrants.

Representations and Warranties:	The Facility will contain customary representations and warranties and such other representations and warranties as the Lenders shall require.
Financial and Other Covenants:

The Facility will contain customary covenants including but not limited to:

▪      Minimum liquidity (cash and cash equivalents held by the Company in deposit accounts or securities accounts (“Cash”)) in an amount equal to or greater than $20 million, measured as of the end of each calendar month.

▪      At all times, the Company shall hold Cash at CRB in an aggregate amount equal to the greater of (a) $20 million and (b) 75% of the Company’s Cash.

▪      Limitations on indebtedness, material changes, change of control, liens, restricted payments, dividends or any other payments to equity, investments, asset sales, dispositions, capital expenditures, changes in business, management, control or business locations, mergers, acquisitions, dividends, and other matters determined by the Lender; provided, that certain customary baskets and exceptions shall be agreed, including with respect to any warehouse and other securitization facilities.

▪      Compliance with the Amended Loan Program Agreements as set forth herein.

▪      Cooperation in transferring the list of installer contacts, all records and materials required for the ongoing servicing of the loans to the Servicer.

▪      Access to books and records.

▪      Maintenance of existence.

▪      All such covenants shall terminate upon repayment of the Facility.

Defaults

▪      The “Events of Default” shall include, without limitation, the following:

▪      Any payment of principal and/or interest due to the Lenders is not paid by the Company when due and the non-payment continues for a period of three (3) Business Days after notice is given to the Company specifying such default and requiring it to be remedied.

▪      Any payment default or any other material event of default by the Company or any of the Guarantors under any other funded indebtedness having a balance of $5 million or more that, in each case, results in the acceleration of such indebtedness (or in each case any refinancing facility).

▪      Any material event of default by the Company or any of the Guarantors in any of the terms and conditions of any other agreements to which CRB and either the Company or any Guarantor are parties;

▪      Any material event of default by the Company or any of the Guarantors in any of the terms and conditions of any agreements related to the servicing of loans originated by CRB.

▪      An involuntary proceeding has been commenced or an involuntary petition has been filed seeking (a) liquidation, reorganization, or other relief in respect of the Company or any Guarantor, or any of its debts, or of a substantial part of its assets, under any federal, state or foreign bankruptcy, insolvency, receivership, or similar law now or hereafter in effect or (b) the appointment of a receiver, trustee, custodian, sequestrator, conservator, or other similar official for the Company or any Guarantor, or for a substantial part of its assets, and in any such case, such proceeding has continued undismissed for sixty (60) days or an order or decree approving any of the foregoing has been entered.

▪      The Company or any Guarantor has (a) voluntarily commenced any proceeding or filed any petition seeking liquidation, reorganization, or any relief under any federal, state, or foreign bankruptcy, insolvency, receivership, or similar law now or hereafter in effect, (b) consented to the institution of, or fail to contest in a timely and appropriate manner, any involuntary proceeding or petition described in the clause immediately above, (c) applied for or consented to the appointment of a receiver, trustee, custodian, sequestrator, conservator, or similar official for the Company or for a substantial part of its assets, (d) filed an answer admitting the material allegations of a petition filed against it in any such proceeding, or (e) made a general assignment for the benefit of creditors.

▪      If any representation or warranty made in any Facility Agreement (defined below) by the Company or any Guarantor shall be materially incorrect when made or deemed made.

▪      Any repayments following an acceleration after an Event of Default shall be applied first to Tranche 1 Loans and thereafter to Tranche 2 Loans.

Conditions Precedent to Closing

▪      On the Closing Date, the Company shall pay all outstanding out of pocket professional fees and expenses incurred by Cross River under the Existing Agreements prior to the Closing Date and the CRB Fees for the period from December 2022 through the Closing Date referenced in clause (a)(ii) under “Facility Amount” above.

▪      All documentation in connection with the transaction will be in form and substance consistent with this term sheet.

▪      Execution, delivery and effectiveness of each of the following: Security Agreement, and guarantees by the Guarantors (the “Facility Agreements”).

▪      Deliver customary legal opinions of counsel to the Company and the Guarantors regarding such matters as the Lenders shall request.

Reporting Requirements:	The Company shall furnish to the Lenders: (i) unaudited financial statements on a quarterly basis, (ii) certain monthly financial reports to be agreed, and (iii) any other reports that the Lenders may reasonably request and as necessary for the Lenders to comply with all applicable regulations and to monitor compliance with the Facility’s covenants.

Reimbursement of Expenses:	The Company shall reimburse legal, financial or any other third-party vendor expenses incurred by the Lenders associated with the negotiation of this transaction.

Amendment:	The Facility may be amended, waived, or otherwise modified only with the written consent of the Company and the Lenders holding a majority of the aggregate outstanding principal balance of the Facility.

Assignments:	The Facility shall contain limitations on assignments, including to competitors, to be agreed.